Exhibit 10.04

Executive Tuition Reimbursement Agreement

This Executive Tuition Reimbursement Agreement (the “Agreement”) is made and entered into on this 7th day of December 2011 by and between New Frontier Media, Inc., a Colorado corporation (“Company”) and the Company’s Chief Financial Officer, Grant Williams, (“Executive”).

WHEREAS, Executive has enrolled in a Masters of Business Administration program at the University of Colorado (the “MBA Studies”);

WHEREAS, the Company’s Board of Directors has determined that the education Executive will obtain through the MBA Studies will be of material benefit to the Company, as well as an appropriate executive level employment retention tool;

WHEREAS, the parties desire for the Company to reimburse Executive for certain tuition expenses Executive incurs in connection with the MBA Studies;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1.             The Company shall reimburse Executive for the unreimbursed tuition expenses he pays to the University of Colorado in connection with the MBA Studies (the “Tuition Expense”). The Tuition Expense is expected to be approximately $61,000.

2.             The Company’s obligation to reimburse the Tuition Expense is conditioned upon Mr. William’s successful completion of the entire MBA Studies as well as his continued, full-time employment with the Company during the following reimbursement period (the “Reimbursement Period”):

(a)           In order for Executive to receive reimbursement of one third (1/3) of the Tuition Expense, he must be employed with the Company for twelve (12) months following the successful completion of the MBA Studies;

(b)           In order for Executive to receive reimbursement of two thirds (2/3) of the Tuition Expense, he must be employed with the Company for twenty-four (24) months following the successful completion of the MBA Studies;  and

(c)           In order for Executive to receive reimbursement of the entire Tuition Expense, he must be employed with the Company for thirty-six (36) months following the successful completion of the MBA Studies.

3.             Notwithstanding the foregoing, in the event that the Employment Agreement by and between the Company and Executive dated September 29, 2008, as amended (the “Employment Agreement”), is terminated pursuant to Sections 3(A), (B), (D) or (F) of such

Employment Agreement or in the event that the Employment Agreement is not extended through the entire Reimbursement Period, the Company shall immediately pay to Executive an amount equal to the Tuition Expense upon Executive’s compliance with paragraph 4, below.

4.             Executive will be required to provide copies of the following to the Company in order to receive any reimbursement:  (i) copies of cancelled checks or other proof of payment of the Tuition Expense; (ii) documentation from the University of Colorado proving that Executive has successfully completed the MBA Studies; and (iii) certification from Executive setting forth any scholarship amounts, gifts or other forms of non-reimbursable tuition related monies he has received from third parties in connection with the MBA Studies.

5.             This Agreement: (a) supersedes all prior agreements and understandings (whether written or oral) between the Company and Executive, or either of them, with respect to the subject matter hereof; (b) shall not be deemed to have modified the terms of the Employment Agreement, which terms shall remain in force and effect for the duration of such Employment Agreement; (c) is not assignable by either party and is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not; (d) cannot be amended, modified or changed in any way whatsoever, except only by a written instrument duly executed by the parties hereto; (e) has been negotiated by the parties and each party has been given the opportunity to independently review this Agreement with legal counsel and that each party has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof, accordingly, in the event of an ambiguity in or dispute regarding the interpretation of this Agreement, this Agreement shall not be interpreted or construed against the party preparing it; and (f) shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws with it being further understood and agreed that any litigation under this Agreement shall be filed and pursued in a court of proper venue in the State of Colorado with both parties expressly consenting to the jurisdiction of such courts.  Executive shall be responsible for any tax or withholding obligations, if any, in connection with his receipt of the tuition reimbursement contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing agreement as of the date and year first above written.

New Frontier Media, Inc.		Executive

By:	/s/ Michael Weiner	/s/ Grant Williams
Name:	Michael Weiner	Grant Williams
Title:	Chairman of the Board,
CEO and President